Exhibit (d.7)

Exhibit A

to the Sub-Advisory Agreement

between BlackRock Fund Advisors

and BlackRock International Limited

Fund and Sub-Advisory Fees

Fund	Sub-Advisory Fee

iShares 1-3 Year International Treasury Bond ETF

iShares Core International Aggregate Bond ETF

iShares Euro High Yield Corporate Bond USD Hedged ETF

iShares Euro Investment Grade Corporate Bond USD Hedged ETF

iShares International Treasury Bond ETF

iShares J.P. Morgan Broad USD Emerging Markets Bond ETF

iShares J.P. Morgan EM Corporate Bond ETF

iShares J.P. Morgan EM High Yield Bond ETF

iShares J.P. Morgan EM Local Currency Bond ETF

iShares J.P. Morgan USD Emerging Markets Bond ETF

iShares Short Duration Bond Active ETF

iShares Systematic Bond ETF

iShares Ultra Short Duration Bond Active ETF

iShares US & Intl High Yield Corp Bond ETF

iShares USD Green Bond ETF

As set forth below

Fees:

Pursuant to Clause 9, Adviser shall pay to Sub-Adviser a fee calculated as follows:

(a) to the extent the Sub-Adviser is providing services solely relating to trading, an amount equal to the actual pre-tax sums incurred by Sub-Adviser in connection with the performance or provision of the Services under this Agreement together with an additional sum equal to 10% of such actual sums incurred with respect to the Portfolios.

(b) to the extent the Sub-adviser is providing services relating to portfolio management and trading, an amount equal to twenty percent (20%) of fees net of any applicable expenses paid by the Adviser. Applicable expenses may include, but are not limited to, rebates, waivers, retrocessions, distribution related costs, and fund related expenses and index license fees and other costs incurred by the Adviser.

Fees shall be paid no less than quarterly, and shall be paid exclusive of any Value Added Tax (VAT), which shall be charged separately to Adviser, if applicable.

Amended and Approved by the Board of Trustees of iShares Trust on December 5, 2025 and by the Board of Trustees of iShares U.S. ETF Trust on June 11, 2025 and by the Board of Directors of iShares, Inc. on June 11, 2025.